Exhibit 99.1

Media Contact: Tom Surface SkyTerra T: 703-390-1579 M: 703-462-3837 tom.surface@skyterra.com

For Immediate Release

SkyTerra Communications, Inc. Stockholders Approve Merger with Harbinger

Reston, Va., March 22, 2010 – At a Special Meeting today SkyTerra (OTCBB: SKYT) stockholders voted to approve the merger agreement for SkyTerra to be acquired by a new corporation formed and indirectly wholly-owned by Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P.

The transaction is expected to close as soon as practicable following the satisfaction of all the conditions to closing, including receipt of requisite Federal Communications Commission approval.

Approximately 91 percent of the outstanding shares were voted in favor of the merger agreement. The merger was also approved by approximately 82 percent of the shares other than shares owned by Harbinger, its affiliates, any director or officer of SkyTerra and any of their respective affiliates and the Escrowed Shares (as defined in the merger agreement). Therefore, all required stockholder approvals have been obtained. SkyTerra stockholders of record at the close of business on Thursday, Jan. 21, 2010, were provided notice of the special meeting and were entitled to vote on the merger.

Under the terms of the agreement, the new corporation will pay $5.00 in cash per share for each of SkyTerra’s outstanding shares of common stock not held by Harbinger or its affiliates. The purchase price represents a premium of approximately 56 percent over the average closing price of SkyTerra’s common stock for the 30 days ended Sept. 22, 2009, the last day before the announcement of the proposed transaction.

About SkyTerra

SkyTerra is North America’s leading developer and supplier of mobile satellite communications services (MSS). Since 1996 SkyTerra has been providing reliable wireless voice, two-way radio and data services for a wide range of customers across North America, northern South America, Central America, the Caribbean and Hawaii via its two existing MSAT satellites. SkyTerra is at the forefront of the development of the first integrated satellite-cellular communications network, which will provide seamless, transparent, interoperable and ubiquitous wireless coverage of North America using conventional handsets. It has extensive patents on the technology and holds the first FCC license to provide these services. Additional information is available at http://www.skyterra.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to SkyTerra’s plans to consummate the merger described in this news release. Such forward-looking statements are based on current expectations that are subject to risks, uncertainties and other factors. Such factors include, but are not limited to, the risk that the conditions to closing contained in the merger agreement are not satisfied or waived and that there is continued compliance with applicable Canadian regulatory requirements. Therefore, no assurance can be given that the merger will close and that stockholders will receive the $5.00 in cash per share merger consideration. SkyTerra assumes no obligation to update or supplement the information in this news release or any such forward-looking statements. Because the merger is a “going-private” transaction, disclosure made in connection with the merger is not entitled to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and any reference to any claim of reliance on such act contained herein is hereby excluded.

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